UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2025

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501
Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2025, Venu Holding Corporation (the “Company”) entered into a binding letter of intent (the “LOI”) with Aramark Sports and Entertainment Services, LLC (together with its affiliates, “Aramark”), whereby the Company and Aramark agreed to proceed toward entering into definitive written agreements whereby Aramark or will be the exclusive provider of certain food, beverage, catering, and concession services, retail services, and custodial, grounds, and facility maintenance services (collectively, the “Services”) to the Company at the Company’s Ford Amphitheater in Colorado Springs, CO, and at the Sunset Amphitheater currently under construction in McKinney, TX, and the Sunset Amphitheater currently under construction in Tulsa, OK (collectively, the “Facilities”). Pursuant to the LOI, the Company has agreed to provide Aramark with reasonable access to the Sunset Facilities that will allow Aramark to begin providing the Services by June 30, 2027, or another date mutually agreed upon by the Company and Aramark. Aramark, through its affiliate, is currently the exclusive provider of the Services at the Ford Amphitheater in Colorado Springs. Upon expiration of the current agreements for the Services at the Ford Amphitheater, Aramark will retain exclusive rights to provide the Services at the Ford Amphitheater for the remainder of the longest remaining term of either of the definitive written agreements contemplated by the LOI for the Sunset Amphitheaters owned by the Company.

The LOI contemplates that, and sets forth binding terms for, a definitive services agreement that will be entered into by the Company and Aramark, whereby Aramark will provide the Services for a defined initial term, subject to potential renewal. Aramark will receive a management fee based on the gross receipts of the applicable Facility and a share of the Facility’s profits for providing Services at the applicable Facility. Aramark will receive a management fee based on the gross receipts of the applicable Facility and reimbursement of certain operating expenses for the retail, custodial, grounds, and facility maintenance services it provides. Subject to certain conditions, Aramark will have a right of first refusal to provide the Services at any additional amphitheater constructed or operated by the Company upon mutually agreeable terms and conditions.

In connection with the LOI Aramark committed to make a $10.125 million equity investment in the Company. That investment will be with respect to shares of a new series of Company preferred stock, being Series B 4% Cumulative Convertible Preferred Stock (the “Preferred Stock”). Each share of Preferred Stock will have a stated value of $15,000 and, at the election of the holder, be convertible into 1,000 shares of the Company’s common stock (subject to customary adjustments for matters such as any potential stock splits) which will represent an effective conversion rate of $15 per share. The parties anticipate closing upon the investment on or about June 16, 2025.

The foregoing description of the LOI is not complete and is qualified in its entirety by reference to the LOI, a copy of which is filed as Exhibit 10.1 to this Current Report.

Item 8.01 Other Events

As previously disclosed, in January 2024 the Company entered into a loan transaction with KWO, LLC (“KWO”), pursuant to which the Company borrowed a total of $10.0 million from KWO through draws on the loan facility that occurred in March 2024, April 2024 and May 2024. KWO is owned and controlled by a current Company shareholder. Under the loan documents KWO had the right to convert amounts owed by the Company into shares of Company common stock at a fixed value of $10 per share. On June 3, 2025, KWO Note delivered a notice of its election to convert all amounts owed to KWO under the loan facility into shares of common stock. A total of 1,007,292 shares of Company common stock were delivered to KWO in full satisfaction of amounts owed to KWO under the 2024 loan facility. KWO released its security interest in the Company real property assets that served as collateral for the loan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1 †	Binding Letter of Intent dated June 9, 2025, between Venu Holding Corporation and Aramark Sports and Entertainment Services, LLC.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

†	Certain portions of this exhibit have been omitted because they are not material, would be competitively harmful if publicly disclosed, and are of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: June 10, 2025	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman